Exhibit 99.1

Sonida Senior Living Announces First Quarter 2025 Results

DALLAS, Texas – May 12, 2025 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA), a leading owner, operator and investor of senior housing communities, today announced its results for the first quarter ended March 31, 2025.

“Sonida’s strong execution on its organic and inorganic growth strategy plan continued to bear meaningful results in the first quarter, driven by improvements in key metrics. Year-over-year same-store portfolio NOI margin expansion coupled with focused integration and accelerating sequential NOI margin growth in the acquisitions portfolio, demonstrates both the capabilities and potential of our unique owner/operator framework. The Company remains actively involved in the acquisitions market with the goal of creating further density in established regions and entering new and attractive markets. As a whole, Sonida is making tremendous progress towards its goals and is well-positioned for continued NOI growth, based on our foundation of dedicated, passionate team members throughout the Company,” said Brandon Ribar, President and CEO.

First Quarter Highlights
•Resident revenue increased $18.6 million, or 30.6%, comparing Q1 2025 to Q1 2024.
•Weighted average occupancy for the Company’s same-store portfolio increased 100 basis points to 86.8% in Q1 2025 from 85.8% in Q1 20241.
•Net loss attributable to Sonida shareholders for Q1 2025 was $12.5 million. Q1 2024 net income attributable to Sonida shareholders was $27.0 million due to a $38.1 million gain on the extinguishment of debt, net.
•Q1 2025 Adjusted EBITDA, a non-GAAP measure, was $13.6 million, as compared to $9.5 million in Q1 2024, representing an increase of $4.1 million, or 43.2%, year-over-year.
•Results for the Company’s same-store portfolio of 56 communities were as follows:
◦Q1 2025 vs. Q1 2024:
▪Revenue Per Available Unit (“RevPAR”) increased 6.8% to $3,711.
▪Revenue Per Occupied Unit (“RevPOR”) increased 5.5% to $4,274.
▪Q1 2025 Community Net Operating Income, a non-GAAP measure, was $16.1 million compared to $13.5 million for Q1 2024, representing an increase of $2.6 million, or 19.3%.
▪Community Net Operating Income Margin, a non-GAAP measure, was 27.6% as compared to 24.8% for Q1 2024.
◦Q1 2025 vs. Q4 2024:
▪RevPAR increased 1.9% to $3,711.
▪RevPOR increased 1.8% to $4,274.
▪Community Net Operating Income increased $0.7 million to $16.1 million.
▪Community Net Operating Income Margin was 27.6% as compared to 26.8% for Q4 2024.

1 Please see page 8 of this release for the definitions of Same-Store Portfolio, RevPAR, and RevPOR.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED MARCH 31, 2025
(in thousands)

Results of Operations
Three months ended March 31, 2025 as compared to three months ended March 31, 2024
Revenues
Resident revenue for the three months ended March 31, 2025 was $79.3 million as compared to $60.7 million for the three months ended March 31, 2024, representing an increase of $18.6 million, or 30.6%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and 16 additional operating communities acquired during 2024 (including one unoccupied community).
Expenses
Operating expenses for the three months ended March 31, 2025 were $60.4 million as compared to $46.3 million for the three months ended March 31, 2024, representing an increase of $14.1 million, or 30.5%. The increase was attributable to $11.5 million in operating expenses related to the 16 additional communities acquired during 2024 (including one unoccupied community acquired on December 31, 2024), and an increase of $2.6 million in operating expenses related to the remaining owned communities, driven by $1.4 million increases in labor and $1.2 million increases in other operating expenses.
General and administrative expenses for the three months ended March 31, 2025 were $8.5 million as compared to $6.8 million for the three months ended March 31, 2024, representing an increase of $1.7 million. The increase was primarily a result of increases in labor and employee-related expenses of $1.5 million to support the Company’s 2024 acquisitions and growth initiatives, and a $0.4 million increase in stock-based compensation expense, partially offset by a net decrease in other expenses of $0.2 million.
Transaction, transition and restructuring costs were $0.6 million and $0.4 million for the three months ended March 31, 2025 and 2024, respectively. The costs include legal, audit, banking and other costs to support the Company’s recent debt, restructuring, as well as investments by the Company.
Interest expense for the three months ended March 31, 2025 was $9.4 million as compared to $8.6 million for the three months ended March 31, 2024, representing an increase of $0.8 million, primarily due to the incremental borrowings associated with the Company's 2024 community acquisitions, partially offset by a decrease in the Company’s Secured Overnight Financing Rate (“SOFR”) based variable rate debt.
Gain on extinguishment of debt, net for the three months ended March 31, 2024 was $38.1 million related to the derecognition of notes payable and liabilities as a result of the February 2, 2024 repurchase of the total outstanding principal balance of $74.4 million from a previous lender that was secured by seven of the Company’s senior living communities.
As a result of the foregoing factors, the Company reported net loss attributable to Sonida shareholders of $12.5 million and net income attributable to Sonida shareholders of $27.0 million for the three months ended March 31, 2025 and March 31, 2024, respectively.
Liquidity and Capital Resources
Credit Facility
During 2024, the Company entered into a credit agreement with BMO Bank, N.A. and Royal Bank of Canada for a senior secured revolving credit facility (the “Credit Facility”). The Credit Facility has a borrowing capacity of up to $150.0 million, a term of three years, a leverage-based pricing matrix between SOFR plus 2.10% margin and SOFR plus 2.60% margin and is fully recourse to Sonida Senior Living, Inc. and its applicable subsidiaries. The borrowing base by which borrowing availability under the Credit Facility is determined is generally based upon the value of the senior living communities that secure the Company’s obligations under the Credit Facility. As of March 31, 2025, $60.0 million of borrowings were outstanding under the Credit Facility at a weighted average interest rate of 6.9%, which was secured by 13 of the Company’s senior living communities. As of March 31, 2025, the Company has availability of $43.2 million under the Credit Facility.
Cash Flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Three Months Ended March 31,
	2025	2024	Change
Net cash provided by (used in) operating activities	$3,823	$(4,105)	$7,928
Net cash used in investing activities	(7,945)	(5,131)	(2,814)
Net cash provided by (used in) financing activities	(2,548)	29,149	(31,697)
Increase (decrease) in cash and cash equivalents	$(6,670)	$19,913	$(26,583)
In addition to $14.0 million of unrestricted cash as of March 31, 2025, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, proceeds from equity offerings, including sales of common stock under our ATM Sales Agreement (as defined below), borrowings under our Credit Facility, proceeds from debt, proceeds from debt refinancings or loan modifications, and proceeds from the sale of owned assets. During 2024, we completed the private placement of our common stock pursuant to which we issued and sold an aggregate of approximately 5.0 million shares of our common stock to several of our shareholders for gross cash proceeds of $47.8 million, which enabled us to purchase all the Company’s debt then outstanding with a certain lender at a substantial discount, as well as fund future working capital and growth initiatives. Additional financing of $24.8 million for the debt purchase was provided by an expansion of the Company’s existing Ally Bank term loan. In addition, during April 2024, the Company entered into the At-the-Market Issuance Sales Agreement (the “ATM Sales Agreement”), whereby the Company may sell, at its option and subject to market conditions, shares of its common stock up to an aggregate offering price of $75,000,000. As of March 31, 2025, the Company has received $18.7 million in net proceeds from the ATM sales. During August 2024, the Company completed a public offering and issued 4.8 million shares of common stock for net proceeds of $124.1 million, after deducting underwriting discounts and commissions and the Company’s offering expenses. During August 2024, the Company entered into its Credit Facility in which borrowing availability is determined based upon the value of the senior living communities that secure the Company’s obligations under the Credit Facility. As of March 31, 2025, the Company had outstanding borrowings under its Credit Facility of $60.0 million and availability of $43.2 million. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short- and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or prospective buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended March 31, 2025 on Monday May 12, 2025, at 11:00 a.m. Eastern Time. To participate, dial 800-715-9871, passcode 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/330058628.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay for 12 months. To access the conference call replay, call 800-770-2030, passcode 4619110. A transcript of the call will be posted in the Investor Relations section of the Company’s website.

About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of March 31, 2025, the Company owned, managed or invested in 94 senior housing communities in 20 states with an aggregate capacity of approximately 10,000 residents, including 81 owned senior housing communities (including four owned through joint venture investments in consolidated entities, and four owned through a joint venture investment in an unconsolidated entity, and one unoccupied) and 13 communities that the Company managed on behalf of a third-party.

Safe Harbor
This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain effective internal controls over financial reporting and remediate the identified material weakness discussed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; changes in reimbursement rates, methods or timing of payment under government reimbursement programs, including Medicaid; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.
Contact : Investor Relations
Jason Finkelstein
Ignition IR
ir@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Resident revenue	$79,255	$60,737
Management fees	1,061	594
Managed community reimbursement revenue	11,607	6,107
Total revenues	91,923	67,438
Expenses:
Operating expense	60,414	46,317
General and administrative expense	8,472	6,812
Transaction, transition and restructuring costs	610	399
Depreciation and amortization expense	13,686	9,935
Managed community reimbursement expense	11,607	6,107
Total expenses	94,789	69,570
Other income (expense):
Interest income	242	139
Interest expense	(9,446)	(8,591)
Gain on extinguishment of debt, net	—	38,148
Loss from equity method investment	(330)	—
Other expense, net	(550)	(479)
Income (loss) before provision for income taxes	(12,950)	27,085
Provision for income taxes	(75)	(66)
Net income (loss)	(13,025)	27,019
Less: Net loss attributable to noncontrolling interests	496	—
Net income (loss) attributable to Sonida shareholders	(12,529)	27,019

Dividends on Series A convertible preferred stock	(1,409)	—
Undeclared dividends on Series A convertible preferred stock	—	(1,335)
Undistributed net income allocated to participating securities	—	(2,849)
Net income (loss) attributable to common shareholders	$(13,938)	$22,835

Weighted average common shares outstanding — basic	18,047	9,861
Weighted average common shares outstanding — diluted	18,047	10,562

Basic net income (loss) per common share	$(0.77)	$2.32
Diluted net income (loss) per common share	$(0.77)	$2.16

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets:
Current assets
Cash and cash equivalents	$13,988	$16,992
Restricted cash	18,429	22,095
Accounts receivable, net of allowance for credit losses of $8.6 million and $7.9 million, respectively	16,463	18,965
Prepaid expenses and other assets	3,829	4,634
Derivative assets	975	1,403
Total current assets	53,684	64,089
Property and equipment, net	735,471	739,884
Investment in unconsolidated entity	10,221	10,943
Intangible assets, net	22,123	24,526
Other assets, net	2,980	2,479
Total assets	$824,479	$841,921
Liabilities:
Current liabilities
Accounts payable	$6,107	$9,031
Accrued expenses	43,060	45,024
Current portion of debt, net of deferred loan costs	14,621	15,486
Deferred income	6,404	5,361
Federal and state income taxes payable	312	243
Other current liabilities	535	470
Total current liabilities	71,039	75,615
Long-term debt, net of deferred loan costs	636,273	635,904
Other long-term liabilities	1,201	793
Total liabilities	708,513	712,312
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of March 31, 2025 and December 31, 2024	51,249	51,249
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares - 15,000 as of March 31, 2025 and December 31, 2024; none issued or outstanding, except Series A convertible preferred stock as noted above	—	—
Common stock, $0.01 par value:
Authorized shares - 30,000 as of March 31, 2025 and December 31, 2024, respectively; 18,878 and 18,992 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	189	190
Additional paid-in capital	491,334	491,819
Retained deficit	(432,753)	(420,224)
Total Sonida shareholders’ equity	58,770	71,785
Noncontrolling interest:	5,947	6,575
Total equity	64,717	78,360
Total liabilities, redeemable preferred stock and equity	$824,479	$841,921

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(13,025)	$27,019
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,686	9,935
Amortization of deferred loan costs	421	324
Gain on sale of assets, net	—	(192)
Loss on derivative instruments, net	490	527
Gain on extinguishment of debt, net	—	(38,148)
Loss from equity method investment	330	—
Provision for credit losses	695	397
Non-cash stock-based compensation expense	973	575
Other non-cash items	179	(3)
Changes in operating assets and liabilities:
Accounts receivable, net	1,807	(2,726)
Prepaid expenses	805	1,063
Other assets, net	(62)	(41)
Accounts payable and accrued expenses	(3,476)	(3,123)
Federal and state income taxes payable	69	73
Deferred income	1,043	214
Customer deposits	(112)	1
Net cash provided by (used in) operating activities	3,823	(4,105)
Cash flows from investing activities:
Return of investment in unconsolidated entity	392	—
Capital expenditures	(8,337)	(5,762)
Proceeds from sale of assets	—	631
Net cash used in investing activities	(7,945)	(5,131)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	47,641
Proceeds from notes payable	—	24,830
Repayments of notes payable	(918)	(41,999)
Dividends paid on Series A convertible preferred stock	(1,409)	—
Distributions to noncontrolling investors in joint ventures	(132)	—
Purchase of derivative assets	—	(554)
Deferred loan costs paid	(38)	(549)
Other financing costs	(51)	(220)
Net cash provided by (used in) financing activities	(2,548)	29,149
Increase (decrease) in cash and cash equivalents and restricted cash	(6,670)	19,913
Cash, cash equivalents, and restricted cash at beginning of period	39,087	17,750
Cash, cash equivalents, and restricted cash at end of period	$32,417	$37,663

DEFINITIONS

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.
Same-Store Community Portfolio, is defined by the Company as communities that are consolidated, wholly or partially owned, and operational for the full year in each year beginning as of January 1st of the prior year. Consolidated communities excluded from the same-store community portfolio include the Acquisition Community Portfolio, the Repositioning Portfolio, and certain communities that have experienced a casualty event that has significantly impacted their operations.
Acquisition Community Portfolio, is defined by the Company as communities that are wholly or partially owned, acquired in the current year or prior comparison year, and are not operational in both comparison years. An operational community is defined as a community that has maintained its certificate of occupancy and has made at least 80% of its wholly owned or partially owned units available for five consecutive quarters.
Repositioning Portfolio, is defined by the Company as communities that are wholly or partially owned, and have undergone or are undergoing strategic repositioning as a result of significant changes in the business model, care offerings, and/or capital re-investment plans, that in each case, have disrupted, or are expected to disrupt, normal course operations. These communities will be included in the Same-Store Community Portfolio once operating under normal course operating structures for the full year in each year beginning as of January 1st of the prior year.

NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Net Operating Income, (2) Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.

The Company believes that presentation of Net Operating Income and Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Net Operating Income and Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin (Unaudited)
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other expense, provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, transaction, transition and restructuring costs, gain on extinguishment of debt, loss from equity method investment, casualty loss, non-recurring settlement fees, non-income tax, and non-property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. Adjusted Net Operating Income and Adjusted Net Operating Income Margin are further adjusted to exclude the impact from any non-recurring state grant funds received by the Company. The Company presents these non-GAAP measures on a consolidated community and same-store community basis.
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income and Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(Dollars in thousands)	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Same-store community net operating income (1)
Net income (loss)	$(13,025)	$27,019	$(6,218)
General and administrative expense	8,472	6,812	11,047
Transaction, transition and restructuring costs	610	399	768
Depreciation and amortization expense	13,686	9,935	13,320
Interest income	(242)	(139)	(302)
Interest expense	9,446	8,591	9,596
Gain on extinguishment of debt, net	—	(38,148)	(10,388)
Loss from equity method investment	330	—	714
Other expense, net	550	479	161
Provision for income taxes	75	66	46
Management fees	(1,061)	(594)	(916)
Other operating expenses (2)	1,300	495	1,220
Consolidated community net operating income	20,141	14,915	19,048
Net operating income for non same-store communities (1)	(4,071)	(1,415)	(3,690)
Same-store community net operating income	16,070	13,500	15,358
Resident revenue	79,255	60,737	77,053
Resident revenue for non same-store communities (1)	20,826	6,312	19,837
Same-store community resident revenue	$58,429	$54,425	$57,216
Same-store community net operating income margin	27.5%	24.8%	26.8%
(1) Q1 2025 and Q4 2024 exclude 16 senior living consolidated communities acquired by the Company in 2024 (including one unoccupied community acquired on December 31, 2024) and the five Repositioning communities.
(2) Includes casualty loss, non-recurring settlement fees, non-income tax and non-property tax.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for credit losses, gain on extinguishment of debt, executive transition costs, casualty losses, and transaction, transition and restructuring costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(In thousands)	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Adjusted EBITDA
Net income (loss)	$(13,025)	$27,019	$(6,218)
Depreciation and amortization expense	13,686	9,935	13,320
Stock-based compensation expense	973	575	1,175
Provision for credit losses	695	398	1,086
Interest income	(242)	(139)	(302)
Interest expense	9,446	8,591	9,596
Gain on extinguishment of debt, net	—	(38,148)	(10,388)
Executive transition costs	22	—	2,157
Other expense, net	550	479	161
Provision for income taxes	75	66	46
Casualty losses (1)	775	298	947
Transaction, transition and restructuring (2)	610	399	768
Adjusted EBITDA	$13,565	$9,473	$12,348
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction, transition and restructuring costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects.